Exhibit 99.1
NEWS RELEASE
Basic Earth Nearing Objectives on Christmas Meadows Prospect
Denver, Colorado, January 19, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that Double Eagle Petroleum Company (DBLE), its partner on the Table Top Unit #1 well at Christmas Meadows, was at 14,388 feet and drilling ahead at 4 AM on January 18, 2007. The Greater Green River Basin plate was penetrated at a depth of approximately 13,400 feet and approximately 718 feet of Hilliard Shale was drilled before the top of the Frontier Formation was noted. The Frontier formation and the first Frontier sandstone appear to have been encountered at 14,118 feet and 14,240, respectively. Based on this, the top of the Frontier Formation is approximately 3,000 feet structurally high to the stratigraphic equivalent in the 1975 American Quasar Cow Hollow Unit #1 well where the first Frontier sandstone was seen at 17,160 feet. The Cow Hollow well is eight miles to the northeast of the Table Top Unit #1 well and is the closest well that penetrated the Green River Basin plate. In addition to its advantageous structural position, the first Frontier sandstones, siltstones and coals in the Table Top well have small gas shows with positive evidence of hydrocarbons as indicated by the presence of “fluorescence and cut”. However, with only drill cutting samples on which to base an opinion, these sandstones appear to be clay filled and tight.
Within the next few days, the second Frontier sandstones are expected to be encountered at approximately 14,750 feet in the Table Top Unit #1 well. The Cow Hollow Unit #1 well had oil shows in the second Frontier sandstones. That well, structurally low to us, was deemed not to be capable of commercial production. However, elsewhere within the Greater Green River Basin, these sandstones are excellent producing reservoirs, especially on the Moxa Arch that is approximately thirty miles to the northeast of the Table Top.
Basic has a 2% working interest in this well which is expected to cost approximately $16,600,000 or $330,000 to Basic’s interest. The 16,000 foot wildcat, spud on September 8, 2006, is expected to reach planned total depth by mid-February 2007.
“With the Table Top Unit #1 well running structurally high to the nearest well penetration and hydrocarbon shows present in the first Frontier, we are reducing the many risk factors we originally faced last September when this well was begun,” commented Ray Singleton, President of Basic. “A number of geologic factors still remain to be determined; good porosity development in the second Frontier or Dakota sandstones are primary among them. In any case, the next few weeks should end the speculation on this decades old project. It goes without saying that we have high hopes for this venture and that the outcome could have a positive impact on the Company. However, our primary focus is on our core areas in the Williston Basin; our Banks Prospect foremost among them.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.